UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 8/4/2009

INTERNATIONAL MEDICAL STAFFING, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 333-148158

Delaware	41-2233202
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

340 Eisenhower Drive
Bldg. 600, Suite 610
Savannah, Georgia 31406
(Address of Principal Executive Offices, Including Zip Code)

912-961-4980
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 4, 2009, International Medical Staffing, Inc. (the "Company") entered into a Purchase and Sale Agreement and Plan of Reorganization (the "C-Reorg Agreement") with PureSpectrum, Inc., a Nevada corporation ("PSPM").

Under the C-Reorg Agreement, the Company and PSPM have agreed, subject to the satisfaction or waiver of the closing conditions set forth in the C-Reorg Agreement, to engage in a transaction whereby PSPM will sell and the Company will purchase all of the assets of PSPM and the Company will assume all of the known liabilities of PSPM.  As part of the transaction, the Company will issue to the security holders of PSPM stock and derivative securities of the Company at a ratio of one share of the Company's common stock for each one share held in PSPM immediately prior to the closing of the transaction, and the Company will amend its certificate of incorporation to (a) change its name to "PureSpectrum, Inc.” and (b) confer on the directors the power to adopt, amend and repeal the bylaws. The transaction is intended to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and will hereinafter be called the “C-Reorg.”  On August 4, 2009, the Company’s Board of Directors approved the C-Reorg and holders of 91.07% of the Company’s common stock approved the amendment of the Company’s certificate of incorporation as described above.

PSPM is engaged in the development, marketing, licensing and contract manufacturing of ballasts for fluorescent lighting lamps for use in residential, commercial and industrial applications worldwide.  The technology, based on six issued patents, ten pending patents, several other patents in preparation and more than a dozen trademarks, consists of the design for a family of electronic ballasts.  A ballast is the component which actually powers the fluorescent light bulb, or lamp, and regulates the light that the lamp emits from total dimness to full brightness.

As previously reported, on June 3, 2009, PSPM acquired 3,600,000 shares, or 64.29% of the Company’s common stock.

Also on August 4, 2009, the Board of Directors of PSPM unanimously approved the C-Reorg and submitted the C-Reorg for approval by its stockholders by means of a written consent in lieu of a special meeting.  The C-Reorg Agreement may be terminated in the event PSPM fails to receive the approval of the C-Reorg by the holders of a majority of its outstanding voting stock.

Following the C-Reorg, the Company's officers and directors will be Lee L. Vanatta, President and CEO and director, William R. Norton, Executive Vice President and director, Garth W. Kullman, Vice President-Sales and director, Gregory J. McLean, Vice President, Secretary, Treasurer and Chief Financial Officer, David Michael Conner, director and Robert E. James, II, director -- each of these individuals is a current officer and/or director of PSPM.  The closing will not occur until after the approval of the PSPM stockholders has been obtained and following the applicable waiting period required by SEC regulations for effectiveness of the amendment of the Company’s certificate of incorporation described above.

The foregoing description of the C-Reorg Agreement does not purport to be complete, and is qualified in its entirety by reference to the C-Reorg Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by this reference. The attached C-Reorg Agreement is not in any way intended as a document for investors to obtain factual information about the current state of affairs of the Company. Such information can be found in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. The C-Reorg Agreement contains representations and warranties made by the Company and PSPM which are used as a tool to allocate risks between the parties where the parties do not have complete knowledge of all facts. Furthermore, the representations, warranties and covenants contained in the C-Reorg Agreement were made only for the purposes of the C-Reorg Agreement and as of specific dates, were made solely for the benefit of the parties to such agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified, modified or limited by confidential disclosures exchanged between the parties in connection with the execution of the C-Reorg Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or conditions of the Company or PSPM. Investors are not third-party beneficiaries under the C-Reorg Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the C-Reorg Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Forward-Looking Statements

In addition to historic information, this report, including the exhibit, contains forward-looking statements regarding events, performance and trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, including whether or not the C-Reorg, which is subject to customary closing conditions, will close, and the statements contained above regarding the C-Reorg Agreement and the risks and uncertainties related to the occurrence of future events. There can be no assurance that the required stockholder approval will be obtained by PSPM, that the closing conditions contained in the C-Reorg Agreement will be satisfied or waived, that the C-Reorg will occur, or, if it does occur, when it will close. Additional factors are identified in the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which are the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2009.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Purchase and Sale Agreement and Plan of Reorganization, dated August 4, 2009, by and among International Medical Staffing, Inc. and PureSpectrum, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MEDICAL STAFFING, INC.

Date: August 10, 2009	By:	/S/ Lee L. Vanatta
Name: Lee L. Vanatta
Title: President and Chief Executive Officer [Principal Executive Officer]